Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Variable Income Trust

We consent to the use of our reports dated February 17, 2017 with respect to the financial statements of Western Asset Core Plus VIT Portfolio and Western Asset Variable Global High Yield Bond Portfolio, each a series of the Legg Mason Partners Variable Income Trust, as of December 31, 2016, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

New York, New York

April 17, 2017